UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 1, 2011

CYBERDEFENDER CORPORATION
(Exact name of Company as specified in Charter)

Delaware	333-138430	65-1205833
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

617 West 7th Street, Suite 1000
Los Angeles, California 90017
 (Address of Principal Executive Offices)

213-689-8631
(Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2 below).

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13(e)-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Item 502(b).

Effective August 1, 2011, Gary Guseinov resigned from his positions as a director and chief executive officer of Cyberdefender Corporation (the “Company”).

Item 5.02(e).

The following discussion provides only a brief description of the agreements described below.  The discussion is qualified in its entirety by the full texts of the agreements.

In connection with Mr. Guseinov’s resignations, the Company and Mr. Guseinov entered into a Separation and Release Agreement as of August 1, 2011 (the “Separation Agreement”).  The Separation Agreement provides, among other things, that: (i) the Company will pay Mr. Guseinov his annual salary, at the current rate, for a period of five months following his separation from the Company on August 1, 2011; (ii) the Company will pay Mr. Guseinov’s health insurance benefits, as currently in effect, for a period of six months following Mr. Guseinov’s separation from the Company; and (iii) other than his rights under his Indemnification Agreement with the Company dated May 1, 2010, Mr. Guseinov has released all claims he may have against the Company and others.  The Separation Agreement also provides for: (i) certain continuing obligations of Mr. Guseinov regarding the Company’s confidential information; and (ii) that the Amended and Restated Employment Agreement between Mr. Guseinov and the Company dated as of April 26, 2010 is of no further force or effect except as expressly stated in the Separation Agreement.

In connection with the private sale of subordinated convertible promissory notes disclosed by the Company in a Form 8-K filed with the Securities and Exchange Commission on July 29, 2011, the Company and Mr. Guseinov entered into an agreement dated August 1, 2011 pursuant to which Mr. Guseinov agreed to transfer 2 million shares of the Company’s common stock to the Company’s treasury for no consideration.

Item 9.01	Financial Statements and Exhibits.

(d)     Exhibits.

Exhibit 99.1      Separation and Release Agreement.
Exhibit 99.2      Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  August 3, 2011

CYBERDEFENDER CORPORATION

By:	/s/ Kevin Harris
Kevin Harris, Chief Financial Officer